EXHIBIT 15.1

The Board of Directors

Education Management Corporation and Subsidiaries

We have reviewed the accompanying condensed consolidated balance sheet of Education Management Corporation and Subsidiaries as of March 31, 2004, and the related condensed consolidated statements of income for the three-month and nine-month periods ended March 31, 2004 and 2003, and the condensed consolidated statements of cash flows for the nine-month periods ended March 31, 2004 and 2003. These financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

We have previously audited, in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet of Education Management Corporation and Subsidiaries as of June 30, 2003, and the related consolidated statements of income, shareholders’ investment, and cash flows for the year then ended not presented herein and in our report dated August 1, 2003, we expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph for the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of June 30, 2003, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

May 5, 2004